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                                                       EXHIBIT 10.5

1779 Woodside Road, Suite 204
Redwood City, CA  94061
Tel:  650-369-5211 Fax:  650-368-5221                  [LETTERHEAD]


Dear Tony Rodoni;

     I am pleased to offer you a position with Replicase, Inc., a Delaware corporation (the "Company") as Vice President of Marketing, commencing on June
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24th, 1998.  You will have an annual salary of $135,000, which will be paid
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semi-monthly in accordance with the Company's normal payroll procedures.  You will also receive an annual bonus of $30,000 - with $20,000 based on the Company achieving $5 million in 1999 revenue (subsequent years to be determined) and $10,000 based on management based objectives which will be determined soon after your joining the company and then reset annually. In 1998, you will receive a bonus of $15,000 based on Replicase successfully launching five pilot accounts. You will also receive 425,000 stock options, which will carry vesting and
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exercise provisions in accordance with the Company's standard policies.  You will also receive a bonus of 25,000 options based on the Company achieving $5 million in 1999 revenue. (See Employee agreement amendment A for more details)

     As a Company employee, you will also be eligible to receive all employee benefits, which will include health insurance. You should note that the Company may modify salaries and benefits from time to time as it deems necessary. You will also be entitled to certain bonuses based on product releases and sales, which will be defined at a later date. (See Employee agreement amendment A for more details)

     You should be aware that your employment with the Company is for no specified period and constitutes at will employment. As a result you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.

     For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

     You agree that during the term of your employment with the Company, you will not actively engage in any other employment occupation, consulting or other business directly or indirectly related to the business in which the Company is now involved or becomes involved during the term of your employment nor will you engage in any other activities that conflict with your obligations to the Company. (See Employee agreement amendment A for more details)

     As a Company employee, you will be expected to abide by the Company's rules and regulations. You will be expected to sign and comply with an Employment Confidential Information, and Invention Assignment
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Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company and non-disclosure of proprietary information.

     In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in San Mateo County, California. However, we agree that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company's trade secrets or proprietary information.

     To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me. A duplicate original is enclosed for your records. This letter, along with the agreement relating to proprietary rights between you and the Company, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company and you.

     We look forward to working with you.

                                   Sincerely,


                                   REPLICASE, INC.



                                   Mark Pincus
                                   President and CEO

ACCEPTED AND AGREED TO this

24 day of June 1998.


      /s/ Tony Rodini
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      [employee name]



Enclosures:  Duplicate Original Letter,
             Employment Confidential Information,
             Employment agreement amendment A, and
             Invention Assignment Agreement (To be supplied)
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                       Employment agreement amendment A
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Employee name: Tony Rodoni.
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This agreement amendment provides clarifications and modifications to the standard employee's agreement and supersedes the original subject as appears in the employee agreement.

Employee benefit package and insurance:
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 .    Health Insurance (Lifeguard HMO).

 .    Dental insurance (Delta)

 .    Vision insurance

 .    Life and Disability insurance

 .    Section 125

 .    401K program (no company contribution)

Stocks option
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 .    You will vest into 35% at the end of one year and then vest into the remaining 65% monthly over the following 3 years.

 .    In case of acquisition or merger your vesting will be accelerated by 50% of the remaining amount.

 .    Your stock option price will be $0.10 a share.

Revenue Definition
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 .    Defined as GAAP recognizable and date certain.

 .    In the case of booked revenue which later turns into bad debts, those revenues will be backed out of this agreement.

 .    Includes all revenue from direct enterprise sales and OEM licensing deals.